UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2013

Bill Barrett Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-32367	80-0000545
(Commission File Number)	(IRS Employer Identification No.)

1099 18th Street, Suite 2300 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-9100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2013, Fredrick J. Barrett resigned as Chairman of the Board of Directors (the “Board”), Chief Executive Officer and President of Bill Barrett Corporation (the “Company”). Mr. Barrett has also relinquished his position on the Board. The Board appointed R. Scot Woodall to serve as interim Chief Executive Officer and President, effective as of January 7, 2013. The Board also appointed Mr. Jim W. Mogg, an independent director and currently Lead Director of the Board, to serve as Chairman of the Board, effective as of January 7, 2013.

Mr. Woodall, age 51, has served as the Company’s Chief Operating Officer since July 2010. He served as the Company’s Executive Vice President—Operations from February 2010 until July 2010 and as the Company’s Senior Vice President—Operations from April 2007 until February 2010. Prior to joining Bill Barrett Corporation, Mr. Woodall served as Senior Vice President—Western US for Forest Oil Corporation from 2004 to April 2007 and as Drilling and Production Manager for Forest Oil Corporation from 2000 until 2004. He currently serves on the Executive Committee of the Colorado Oil & Gas Association and is a member of the Society of Petroleum Engineers. Mr. Woodall has a Bachelor of Science in Mechanical Engineering from the Louisiana State University.

The Board has formed a search committee of four independent directors to identify a permanent Chief Executive Officer and President. The search process will include a full review of internal and external candidates.

In connection with Mr. Barrett’s resignation, the Company entered into a Succession Agreement with Mr. Barrett, dated January 9, 2013, which is attached hereto as Exhibit 10.1 and incorporated herein by reference (the “Succession Agreement”). The Succession Agreement provides that Mr. Barrett’s employment with the Company will terminate on March 1, 2013 (the “Termination Date”), and that, in consideration for Mr. Barrett’s agreement to execute a release of claims in favor of the Company and its affiliates and abide by certain restrictive covenants, including noncompetition and nonsolicitation covenants for two-years following the Termination Date and perpetual confidentiality and nondisparagement covenants, he will be entitled to the following benefits on or following the Termination Date:

•	A cash severance payment in an amount equal to $2,000,000, which will be made quarterly in eight equal installments of $250,000 beginning on June 3, 2013;

•

Full vesting of his outstanding stock options (which will remain exercisable until the earlier of December 31, 2013 and the original term of each stock option) and restricted stock awards upon the Termination Date;

•	Continued participation in the Company’s medical and dental plans and employee assistance program for two years following the Termination Date; and

•	Outplacement services for three months following the Termination Date.

In addition, the Succession Agreement confirms Mr. Barrett’s entitlement to benefits earned or accrued under other benefit plans of the Company, including settlement of his performance share awards in accordance with their existing terms, payment of a bonus for 2012 pursuant to the Company’s Performance Cash Program and the distribution of Mr. Barrett’s accrued benefits under the Company’s 401(k) plan and deferred compensation plan. Mr. Barrett also agreed to remain available following the Termination Date to assist the Company with the transition of his duties as Chief Executive Officer. The Board received advice from Meridian Compensation Partners, LLC, an independent compensation consultant, in structuring the Succession Agreement.

The Board determined that, as compensation for Mr. Woodall’s service as interim Chief Executive Officer and President, in addition to his current compensation as Chief Operating Officer of the Company, Mr. Woodall will be granted a Restricted Stock Award (“RSA”) equal to a number of shares having a fair market value on the date of grant equal to $350,000. The RSA will vest on December 31, 2013, subject to (i) Mr. Woodall’s being an employee of the Company on December 31, 2013 and (ii) Mr. Woodall’s having exercised satisfactory performance up to and including December 31, 2013, as determined in the sole judgment of the Compensation Committee of the Board.

The Board also determined that, in addition to current compensation as a Non-Employee Director, Mr. Mogg will be compensated as follows for serving as Chairman of the Board of Directors: (i) an annual retainer of $140,000, payable in equal quarterly installments at the end of each calendar quarter (the “Chairman Retainer”) and (ii) during the period until the Corporation’s Board of Directors has approved the appointment of a permanent Chief Executive Officer, in addition to the Chairman Retainer, $35,000 per month.

A copy of the Company’s press release announcing these events is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Succession Agreement, dated January 9, 2013.

99.1	Press Release of Bill Barrett Corporation, dated January 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BILL BARRETT CORPORATION

Dated: January 9, 2013

	By:	/s/ Francis B. Barron
Francis B. Barron
Executive Vice President — General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Succession Agreement, dated January 9, 2013.

99.1	Press Release of Bill Barrett Corporation, dated January 7, 2013.